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                                                                    EXHIBIT 23.4

                  [LETTERHEAD OF C.C. PACE CONSULTING, L.L.C.]

                       POWER MARKET CONSULTANT'S CONSENT


                                                                   March 3, 2000


LSP Energy Limited Partnership
LSP Batesville Funding Corporation
Two Tower Center, 20th Floor
East Brunswick, New Jersey 08816

    This letter is furnished relating to (1) the exchange of $150,000,000 principal amount of 7.164% Series A Senior Secured Bonds due January 15, 2014 for $150,000,000 principal amount of 7.164% Series C Senior Secured Bonds due January 15, 2014 (the "SERIES C BONDS"), and (2) the exchange of $176,000,000 principal amount of 8.160% Series B Senior Secured Bonds due July 15, 2025 for $176,000,000 principal amount of 8.160% Series D Senior Secured Bonds due July 15, 2025 (the "SERIES D BONDS" and, together with the Series C Bonds, the "EXCHANGE BONDS").


    We consent to the inclusion of our report dated May 13, 1999 regarding the southeastern power market in the Registration Statement, as amended by Amendment No. 3 thereto, being filed by LSP Energy Limited Partnership and LSP Batesville Funding Corporation in respect of the Exchange Bonds and to the other references to us contained in the Prospectus which is part of such Registration Statement.


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                                                       C.C. PACE CONSULTING, L.L.C.

                                                       By:  /s/ MARK A. PETERSON
                                                            -----------------------------------------
                                                            Name: Mark A. Peterson
                                                            Title:  President
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